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                                                                  EXHIBIT 10.35

PANHANDLE EASTERN CORPORATION [LETTERHEAD]
America's Natural Gas Transportation Company

Paul M. Anderson
President and Chief Executive Officer

                                                               December 19, 1995

PERSONAL AND CONFIDENTIAL

Mr. James Hackett
3373 Delmonte Drive
Houston, Texas 77019

Dear Jim:

         I am extending to you an offer of employment on behalf of Panhandle Eastern Corporation (hereinafter "Company") and its affiliated companies. You would serve in the capacity of Executive Vice President of the Company, reporting directly to me. As such, you will have reporting to you the Chief Financial Officer and the heads of Human Resources, Public Affairs, Strategic Planning, Corporate Development and Regulatory Affairs and will represent these functions on the Policy Committee. You will be required to devote your full time and efforts to the business affairs of the Company and to conform with all policies of the Company as they apply to an employee of such level.

         If you accept this offer, you will report to work on January 2, 1996, or such other date as we mutually agree. Employment is contingent upon your successful completion of the Company's pre-employment screening procedures.

         The compensation package is as follows:

         o Base salary for the first two (2) years of employment of not less than $350,000 per year.

         o A bonus under the Company's Annual Cash Bonus Program for the first year of employment of not less than $175,000.

         o A restricted stock award under the Company's 1994 Long Term Incentive Plan covering 75,000 shares of the Company's common stock, with the restrictions lapsing as to 15,000 shares upon completion of each of the first five (5) years of employment. Attached is a copy of the Award Agreement. Please note that
                 Section 4(a) thereof has been revised from the version previously furnished to you.

         o       A non-qualified stock option award under the Company's 1994
                 Long Term
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Mr. James Hackett
December 19, 1995
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                 Incentive Plan covering 50,000 shares of the Company's common stock, with a per share option price equal to fair market value at date of grant, that will become exercisable as to 16,666 shares upon completion of the first year of employment, 16,667 shares upon completion of the second year of employment and 16,667 shares upon completion of the third year of employment.

         o Eligibility to participate in the Company's Key Executive Deferred Compensation Plan, which, in conjunction with the Company's 401(k) savings plan, currently permits deferral of up to 15% of salary and bonus.

         The employment may be terminated by you or the Company for any reason, or for no reason, at any time. However, should your employment terminate before the expiration of two years following your written acceptance of this offer, for any reason whatsoever, other than (1) your resignation for reasons other than disability, or (2) the termination of your employment by the Company for cause, you shall be entitled to continuation of base salary for the remainder of the two year period and, if before completion of one year of employment, you shall be entitled to the $175,000 minimum cash bonus. For the purposes of this paragraph, the term "cause" shall mean your willfully engaging in conduct materially and demonstrably injurious to the property, business or reputation of the Company and/or its affiliates, including, but not limited to, fraud, misappropriation, commission of a felony or conflict of interest. For purposes of the foregoing sentence, no conduct, whether by act or failure to act, on your part will be considered "willfully" engaged in, unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the interests of the Company and/or its affiliates or not opposed to the interests of the Company and/or its affiliates.

         If you accept this offer, please sign in the space indicated below and return one (1) signed original to me by no later than December 31, 1995.

                                        Very truly yours,


                                        /s/ PAUL ANDERSON

Accepted:

/s/ JAMES T. HACKETT  12/31/95
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James Hackett          Date